Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated September 26, 2011

$[—] AutoCallable Yield Notes due March 30, 2012 Linked to the Lesser Return of the S&P 500® Index and the Russell 2000® Index Global Medium-Term Notes, Series A, No. E-6917

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	September 27, 2011

Issue Date:	September 30, 2011

Final Valuation Date:	March 27, 2012*

Maturity Date:	March 30, 2012**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	[14.50-17.00]%*** per annum ***The actual Interest Rate will be determined on the Initial Valuation Date and will not be less than 14.50% per annum.

Interest Payment Dates:	Monthly, payable in arrears on the 30th day of each month (except for any month where such day does not exist, in which case the applicable Interest Payment Date will be the final day of such month), commencing on October 30, 2011, provided that the final Interest Payment Date will be the Maturity Date.

Day Count Convention:	30/360

Tax Allocation of the Monthly Payments on the Notes:	Deposit Income: [ ]% of the amount of the monthly interest payment Put Premium: [ ]% of the amount of the monthly interest payment

Reference Assets:

S&P 500® Index (the “S&P 500 Index”) and Russell 2000® Index (the “Russell 2000 Index”)

The S&P 500 Index and the Russell 2000 Index are each referred to in this preliminary pricing supplement as an “Index” and collectively as the “Indices”.

Automatic Call:	On any Call Valuation Date, if the Closing Level of each Index on such Call Valuation Date is greater than or equal to its respective Initial Level, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date a cash payment equal to the principal amount of your Notes together with any accrued but unpaid interest to but excluding the scheduled Interest Payment Date immediately following such Call Valuation Date.

Call Valuation Dates:	The fourth Index Business Day immediately preceding each of the Interest Payment Dates scheduled to occur on November 30, 2011 and January 30, 2012; provided, however, that if a Market Disruption Event occurs or is continuing with respect to either Index on a day that otherwise would be a Call Valuation Date (the “scheduled date”), the relevant Call Valuation Date shall be the first Index Business Day preceding the scheduled date on which no Market Disruption Event occurs or is continuing with respect to either Index.

Early Redemption Date:	With respect to a Call Valuation Date, the Interest Payment Date immediately following such Call Valuation Date.

Business Day Convention:	Following; Unadjusted

Business Day	New York and London

Payment at Maturity:

If your Notes are not called pursuant to the “Automatic Call” provisions prior to maturity, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final interest payment, a cash payment determined as follows:

•         If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•         If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is equal to or greater than the 0%, $1,000 per $1,000 principal amount Note;

•         If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

You may lose some or all of your principal if you invest in the Notes. If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level. If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, the payment at maturity will be based solely on the Index Return of the Lesser Performing Index, and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Knock-In Event:	A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Level of an Index is less than the Knock-In Barrier applicable to such Index on any Index Business Day during the Observation Period; provided, however, that, if a Market Disruption Event (as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement) occurs with respect to an Index on an Index Business Day during the Observation Period, the Closing Level of such Index on such Index Business Day will be disregarded for purposes of determining whether a Knock-In Event occurs.

Closing Level of an Index:

With respect to the S&P 500 Index, for any Index Business Day, the closing value of the S&P 500 Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the Russell 2000 Index, for any Index Business Day, the closing value of the Russell 2000 Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing value of an Index will be based on the alternate calculation of the such Index as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Knock-In Barrier:

With respect to the S&P 500 Index, [—], the Initial Level of the S&P 500 Index multiplied by 70%, rounded to the nearest hundredth.

With respect to the Russell 2000 Index, [—], the Initial Level of the Russell 2000 Index multiplied by 70%, rounded to the nearest hundredth.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Index Business Day:	A day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each component of each of the Indices is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth below.

Index Return:	With respect to an Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:

With respect to the S&P 500 Index, [—], the Closing Level of the S&P 500 Index on the Initial Valuation Date.

With respect to the Russell 2000 Index, [—], the Closing Level of the Russell 2000 Index on the Initial Valuation Date.

Final Level:	With respect to an Index, the Closing Level of the Index on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KWA5 and US06738KWA59

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Level of the S&P 500 Index is 1,129.56, (ii) the Initial Level of the Russell 2000 Index is 643.42, (iii) the Knock-In Barrier with respect to the S&P 500 Index is 790.69 (the hypothetical Initial Level of the S&P 500 Index multiplied by 70.00%, rounded to the nearest hundredth), (iv) the Knock-In Barrier with respect to the Russell 2000 Index is 450.39 (the hypothetical Initial Level of the Russell 2000 Index multiplied by 70.00%, rounded to the nearest hundredth), (v) no Market Disruption Event occurs with respect to either Index during the Observation Period, and (vi) the Notes are not called prior to maturity pursuant to the “Automatic Call” provisions as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine Whether a Knock-In Event Occurs.

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Level of the S&P 500 Index on any Index Business Day during the Observation Period is less than its Knock-In Barrier (i.e., 790.69, given the assumed Initial Level set forth above) or the Closing Level of the Russell 2000 Index on any Index Business Day during the Observation Period is less than its Knock-In Barrier (i.e., 450.39, given the assumed Initial Level set forth above). If a Knock-In Event occurs, the payment at maturity will depend on whether the Index Return of the Lesser Performing Index is less than 0%, as described below.

If a Knock-In Event does not occur, you will receive, in addition to the final interest payment, a payment at maturity equal to the principal amount of your Notes.

PPS-2

Step2: Determine the Index Return of the Lesser Performing Index.

To determine the Index Return of the Lesser Performing Index, the Calculation Agent will first calculate the Index Return of the S&P 500 Index and the Index Return of the Russell 2000 Index and then determine which Index has the lower Index Return. The Index with the lower Index Return will be the Lesser Performing Index and its Index Return will be the Index Return of the Lesser Performing Index. The Index Return of an Index is calculated by the Calculation Agent equal to the performance of such Index from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 3: Calculate the Payment at Maturity.

If a Knock-In Event occurs, you will receive a payment at maturity equal to the principal amount of your Notes only if the Index Return of the Lesser Performing Index, determined by the Calculation Agent as described above, is equal to or greater than 0%.

If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, you will receive a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Index Return of the Lesser Performing Index. The following table illustrates the hypothetical payments at maturity if a Knock-In Event occurs, assuming a range of performance for the Indices:

S&P 500 Index Final Level	Russell 2000 Index Final Level	S&P 500 Index Return	Russell 2000 Index Return	Index Return of The Lesser Performing Index	Payment at Maturity* (Not including the final interest payment)
2,259.12	1319.01	100.00%	105.00%	100.00%	$1,000.00
2,202.64	1222.50	95.00%	90.00%	90.00%	$1,000.00
2,033.21	1190.33	80.00%	85.00%	80.00%	$1,000.00
1,976.73	1093.81	75.00%	70.00%	70.00%	$1,000.00
1,807.30	1061.64	60.00%	65.00%	60.00%	$1,000.00
1,750.82	965.13	55.00%	50.00%	50.00%	$1,000.00
1,581.38	932.96	40.00%	45.00%	40.00%	$1,000.00
1,524.91	836.45	35.00%	30.00%	30.00%	$1,000.00
1,355.47	804.28	20.00%	25.00%	20.00%	$1,000.00
1,265.11	707.76	12.00%	10.00%	10.00%	$1,000.00
1,129.56	643.42	0.00%	0.00%	0.00%	$1,000.00
1,073.08	707.76	-5.00%	10.00%	-5.00%	$950.00
1,186.04	579.08	5.00%	-10.00%	-10.00%	$900.00
903.65	656.29	-20.00%	2.00%	-20.00%	$800.00
960.13	482.57	-15.00%	-25.00%	-25.00%	$750.00
790.69	514.74	-30.00%	-20.00%	-30.00%	$700.00
677.74	450.39	-40.00%	-30.00%	-40.00%	$600.00
564.78	353.88	-50.00%	-45.00%	-50.00%	$500.00
451.82	321.71	-60.00%	-50.00%	-60.00%	$400.00
395.35	193.03	-65.00%	-70.00%	-70.00%	$300.00
225.91	160.86	-80.00%	-75.00%	-80.00%	$200.00
169.43	64.34	-85.00%	-90.00%	-90.00%	$100.00
0.00	32.17	-100.00%	-95.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

PPS-3

The following examples illustrate how the payments at maturity set forth in the table above are calculated (assuming that a Knock-In Event occurs):

Example 1: The S&P Index increases from an Initial Level of 1,129.56 to a Final Level of 1,265.11 and the Russell 2000 Index increases from an Initial Level of 643.42 to a Final Level of 707.76.

Because the Index Returns of both Indices are positive, the Index Return of the Lesser Performing Index is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The S&P Index increases from an Initial Level of 1,129.56 to a Final Level of 1,186.04 and the Russell 2000 Index decreases from an Initial Level of 643.42 to a Final Level of 579.08.

Because the Index Return of the Russell 2000 Index is negative and the Index Return of the S&P 500 Index is positive, the Russell 2000 Index is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -10.00%. The investor receives a payment at maturity of $900.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -10.00%] = $900.00

Example 3: The S&P Index decreases from an Initial Level of 1,129.56 to a Final Level of 677.74 and the Russell 2000 Index decreases from an Initial Level of 643.42 to a Final Level of 450.39.

Because the Index Return of the S&P 500 Index of -40.00% is lower than the Index Return of the Russell 2000 Index of -30.00%, the S&P 500 Index is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -40.00%. The investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -40.00%] = $600.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Index. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Index, the Final Valuation Date will be postponed. If such postponement occurs, the Final Levels of the Indices shall be determined using the Closing Levels of the Indices on the first following Index Business Day on which no Market Disruption Event occurs or is continuing in respect of any Index. In no event, however, will the Final Valuation Date be postponed by more than five Index Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on such fifth day, the Calculation Agent will determine the Final Level of the Index unaffected by such Market Disruption Event using the Closing Level of such Index on such fifth day, and will make an estimate of the Closing Level of the Index affected by such Market Disruption Event that would have prevailed on that fifth day in the absence of such Market Disruption Event. As the Observation Period ends on and includes the Final Valuation Date, if the Final Valuation Date is postponed, the Observation Period will be extended to, and including, the Final Valuation Date as postponed.

•

For a description of what constitutes a market disruption event with respect to an Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect either Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•

Exposure to the U.S. Equities of the S&P 500® Index—The “automatic call” feature of the Notes and the payment at maturity, if any, is linked to the S&P 500® Index and the Russell 2000® Index, as described above. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500 Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the Index Supplement.

•

Exposure to the U.S. Equities of the Russell 2000® Index—The “automatic call” feature of the Notes and the payment at maturity, if any, is linked to the S&P 500® Index and the Russell 2000® Index, as described above. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see the information set forth under “Description of the Russell 2000® Index” in this preliminary pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax

PPS-4

Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed rate short-term debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Indices (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this preliminary pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final monthly payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly interest payment on the Notes).

Upon a sale of your Notes, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time (excluding amounts attributable to accrued or unpaid interest on the Deposit) and (b) any amount of Put Premium previously received and deferred as described above and (ii) the amount you paid for your Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a contingent short-term debt obligation. Under a characterization of the Notes as a contingent short-term debt obligation, you may be required to include as ordinary income the entire monthly interest payment on the Notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

PPS-5

It is also possible that the Notes could be treated as a pre-paid income-bearing executory contract in respect of the Indices, in which case you may be required to include as ordinary income the entire monthly interest payment on the Notes (and not just the interest on the Deposit).

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any coupon payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether a Knock-In Event occurs and whether, and the extent to which, the Index Return of the Lesser Performing Index falls below 0%. If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, if on any Call Valuation Date the Closing Level of each Index is greater than or equal to its respective Initial Level, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding the relevant scheduled Interest Payment Date immediately following such Call Valuation Date. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes

PPS-6

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You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, you will not receive more than the principal amount of your Notes, even if the Index Return of the S&P 500 Index, the Index Return of the Russell 2000 Index or both are greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

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If A Knock-In Event Occurs, Payment at Maturity on the Notes is Solely Linked to the Index Return of the Lesser Performing Index—If a Knock-In Event occurs, any payment at maturity (other than the final interest payment) due on your Notes will be linked solely to the Index Return of the Lesser Performing Index. The payment at maturity, if any, will not reflect the performance of the Index that is not the Lesser Performing Index. For example, if the Index Return of the Lesser Performing Index is less than 0%, even though the Index that is not the Lesser Performing Index appreciates from its Initial Level to its Final Level, the calculation of the payment at maturity will not take into account such appreciation. Similarly, if each of the Indices have a negative Index Return, the amount of your investment that you will lose at maturity will be calculated based solely on the Index Return of the Lesser Performing Index and will not be limited in any way by virtue of the fact that the Index Return of the other Index was greater than the Index Return of the Lesser Performing Index. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Index that is not the Lesser Performing Index.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Securities—None of Barclays Bank PLC, Barclays PLC, Barclays Capital or their respective affiliates is acting as investment advisor or other advisor in connection with the issuance of the Notes. The issuance of the Notes is not a recommendation by us of the Reference Assets. You should reach a decision to invest in the Notes after carefully considering, with your advisors, the information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus.

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No Principal Protection—If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, the payment at maturity will be less, and possibly significantly less, than the principal amount of your Notes. If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal.

•	Return Limited to the Monthly Interest Payments—Your return is limited to the monthly interest payments. You will not participate in any appreciation in the level of any Index.

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Whether or Not the Notes Will be Called Automatically Prior to Maturity is Not Based on the Levels of the Indices at any Time Other Than the Closing Levels of the Indices on the Call Valuation Dates—Whether or not the Notes will be automatically called prior to maturity pursuant to the “Automatic Call” provisions described above will not be based on any levels of the Indices other than the Closing Level of each Index on the Call Valuation Dates (subject to adjustments as described in the prospectus supplement). Therefore, if on a Call Valuation Date the Closing Level of each Index increases to a level greater than its respective Initial Level on the Initial Valuation Date, your Notes will be called automatically and you may not be able to reinvest any amounts received on the applicable Early Redemption Date in a comparable investment with similar risk and yield and your ability to sell your Notes and realize any market appreciation of the value of your Notes may be substantially limited. The Notes would not have been called prior to maturity had such automatic call feature been based on the levels of the Indices prior to such increase at a time when the level of any Index was below its Initial Level.

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If a Knock-In Event Occurs, The Payment at Maturity of Your Notes is Not Based on the Level of the Indices at Any Time Other than the Final Levels of the Indices on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Index Return of the Lesser Performing Index and the payment at maturity will not be made based on any level of the Indices other than the Final Level of each Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if a Knock-In Event occurs and the Final Level of the Index that is the Lesser Performing Index drops on the Final Valuation Date to a level lower than its Initial Level on the Initial Valuation Date, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the levels of the Indices prior to such drop at a time when the levels of the Indices were at or above their respective Initial Levels on the Initial Valuation Date.

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The Determination of Whether a Knock-In Event Occurs on any Index Business Day is Not Based On Any Levels of the Indices Other Than the Closing Levels of the Indices on Such Index Business Day—A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Level of an Index is less than the Knock-In Barrier applicable to such Index on any Index Business Day during the Observation Period. The determination of whether a Knock-In Event occurs is therefore not based on any levels of the Indices at any time other than the Closing Levels of the Indices on any Index

PPS-7

Business Day during the Observation Period. For example, if on an Index Business Day the level of an Index drops precipitously shortly before the close of business on such day and such drop causes the Closing Level of such Index on such day to fall below its Knock-In Barrier, assuming that no Market Disruption Event has occurred or existed with respect to such Index on such day, a Knock-In Event occurs regardless of whether the level of such Index is greater than or equal to its Knock-In Barrier at any other time during such day. The payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the determination of whether a Knock-In Event occurs been based on the level of an Index prior to such drop at a time when the level of the Index was at or above the applicable Knock-In Barrier. The occurrence of a Knock-In Event may significantly and adversely affect the market value of your Notes and your ability to sell your Notes.

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No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Indices would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any Index Business Day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Indices based on the daily Closing Levels of the Indices from January 2, 2004 through September 22, 2011. The Closing Level of the S&P 500 Index on September 22, 2011 was 1,129.56. The Closing Level of the Russell 2000 Index on September 22, 2011 was 643.42.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Indices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels of the Indices on the Final Valuation Date. We cannot give you assurance that the performance of the Indices will result in the return of any of your initial investment.

PPS-8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-9